UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant To Section 13 Or 15(D) Of The Securities Exchange Act Of 1934
Date of report (Date of earliest event reported): January 28, 2010
ACME PACKET, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33041	04-3526641
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
71 Third Avenue
Burlington, Massachusetts 01803
(Address of principal executive offices) (Zip Code)
(781) 328-4400
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On January 28, 2010, the Compensation Committee of Acme Packet, Inc. (the “Company”) recommended, and on January 29, 2010 the Board of Directors approved, the 2010 Executive Bonus Plan (the “2010 Bonus Plan”). The 2010 Bonus Plan provides for the payment of quarterly cash bonuses based on an individual targeted amount for each executive officer, including the Company’s named executive officers as defined by item 402(a) of Regulations S-K, ranging from 10% to 60% of the executive officer’s annual base salary (the “On-Target Bonus”).
     The 2010 Bonus Plan has three financial targets as target metrics for payment: (1) quarterly revenue; (2) quarterly non-GAAP income from operations; and (3) quarterly bookings. In order to receive any payment during the respective quarter, the Company must achieve at least 90% of the revenue goal for that quarter, 90% of the non-GAAP income from operations goal for that quarter, and 90% of the bookings goal for the first quarter of 2010, and the cumulative bookings goals for each quarter thereafter so that the annual bookings goal achieved is 90% or greater.
     If any of the targets are not met for the quarter, then no payment will be made. If 90% of the quarterly revenue goal and 90% of bookings goal is achieved, then the amount of the bonus to be earned shall be as follows: (i) if 90% of the non-GAAP income for operations goal is attained, then the bonus payment shall be equal to 80% of the On-Target Bonus; (ii) if 90% but less than 100% of the non-GAAP income from operations goal is attained, then the bonus payment shall be equal to 80% of the On-Target Bonus, plus 2% of the On-Target Bonus for each 1% increase in the non-GAAP income from operations goal attained; (iii) if 100% and up to 105% of the non-GAAP income from operations goal is attained, then the On-Target Bonus percentage shall be the same percentage of goal attained; (iv) if greater than 105% and up to 110% of the non-GAAP income for operations goal is attained, then the bonus payment shall be equal 105% of the On-Target Bonus, plus a percentage of the On-Target Bonus equal to 1.5 times the percentage of the goal attained in excess of 105%; and (v) if more than 110% of the non-GAAP income from operations goal is attained, then the bonus payment shall be equal to 105% of the On-Target Bonus, plus a percentage of the On-Target Bonus equal to 1.5 times the percentage of the goal attained in excess of 105%, plus a percentage of the On-Target Bonus equal to two times the percentage of the goal attained in excess of 110%.
     The financial targets were established in conjunction with the Company’s annual budget process. The targeted goals were set with a reasonable level of difficulty that requires that the Company and its executive officers perform at a high level in order to meet the goals and the likelihood of attaining these goals was not assured.
     The Company expects bonus amounts pursuant to the 2010 Bonus Plan, if earned, to be paid to the executive officers within thirty days following the release of its financial results each quarter during 2010. The 2010 Bonus Plan is a discretionary program designed to reward each participant in accordance with the Company’s financial success. In order to be eligible for bonus payment, the participant must continue to be employed as of the date the bonus payment is made for that quarter.
     On January 28, 2010, the Compensation Committee also approved a new form of stock option agreement for the Company’s executive officers, including its named executive officers, whereby if, before the stock options have vested, there is a change in control of the Company and within 365 days of the change of control the holder of the stock options (i) experiences any adverse change in authority, duty or responsibility, (ii) terminates his or her employment following a relocation of holder’s principal place of business that increases the holder’s commute prior to such relocation by more than fifty (50) miles, or (iii) is terminated by the Company for any reason or no reason (other than for cause), then one hundred percent (100%) of the then unvested stock options shall vest. The new form of stock option agreement for the Company’s executive officers is attached as Exhibit 10.1 this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit	Description

10.1	Form of Non-Statutory Stock Option Agreement for Executive Officers

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: February 3, 2010

Acme Packet, Inc.
By:	/s/ Peter J. Minihane
	Name:	Peter J. Minihane
	Title:	Chief Financial Officer

EXHIBIT LIST

Exhibit	Description

10.1	Form of Non-Statutory Stock Option Agreement for Executive Officers